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Exhibit 10.6

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT is effective as of the 20th day of April, 2004 (the "Commencement Date") by and between HyperSpace Communications, Inc., a Colorado corporation (the "Employer" or "Company") and David J. Bauch (the "Executive"). This Agreement is an amendment and restatement of Executive's previous employment agreement with the Company dated April 4, 2001 (the "Previous Agreement"). In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

ARTICLE 1
TERM OF EMPLOYMENT

        1.1    Initial Term.    The initial term of employment hereunder shall commence upon the Commencement Date and shall continue for a period of two (2) years from that date.

        1.2    Renewal; Non- Renewal.    At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of Executive's employment shall be automatically extended one additional year unless, at least thirty (30) days prior to such anniversary, the Employer shall have delivered to the Executive or the Executive shall have delivered to the Employer written notice that the term of the Executive's employment hereunder will not be extended.

ARTICLE 2
DUTIES OF THE EXECUTIVE

        2.1    Duties.    Executive shall be employed with the title of Vice President of Engineering, with such responsibility and authority as is customarily possessed by similarly situated officers, including, but not limited to, those duties set forth on Exhibit A attached hereto, together with such other duties as, from time to time, may be assigned to Executive by the Company's Board of Directors (the "Board").

        2.2    Extent of Duties.    Executive shall devote all of his working time, efforts, attention and energies to the business of the Employer.

ARTICLE 3
COMPENSATION OF THE EXECUTIVE

        3.1    Salary.    As compensation for services rendered under this Agreement, the Executive shall receive an annual salary of $111,400.12. Executive's salary is payable in accordance with Employer's normal business practices.

        3.2    Incentive Compensation.    In connection with this Agreement, Executive shall be granted options (the "Options") under the HyperSpace Communications, Inc. 2001 Equity Incentive Plan (the "Plan"). In addition to the Options granted to Executive under the Previous Agreement, Executive shall receive Options to purchase an aggregate of 130,000 shares of Employer's common stock at an exercise price of $0.325 per share. Such Options shall vest and become exercisable one year after the date upon which they are granted, which grant date shall not precede the Commencement Date. The Options shall be subject to all terms and conditions of the Plan, including, but not limited to, the terms and conditions of the "Notice of Grant" and the "Grant Agreement" in substantially the form attached hereto as Exhibit B. In the event of any "Change in Control," as defined in the Plan, any unvested Options shall be accelerated and shall vest immediately prior to the occurrence of such Change in Control.

        3.3    Benefits.    Executive shall be entitled to paid vacation and all paid holidays as customarily extended to executive employees. Executive shall be entitled to participate in all of Employer's employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits on the same terms and conditions as any other executive employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

        3.4    Expenses.    Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder, including but not limited to, all expenses incurred in connection with travel, meals, and lodging provided that Executive promptly submits expense reports and receipts evidencing such expenses in accordance with and subject to the Company's expense reimbursement policy.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY; WORK FOR HIRE

        4.1   Executive will offer to the Employer any investment or other opportunity in the business of the sales, marketing, or developing of digital telecommunications products, software, applications, and services, or in any other areas of business in which the Company operates of which Executive may become aware. If the Board of Directors of the Employer refuses the opportunity to participate in the investment or venture, the Executive may do so as permitted by Section 4.2 hereof and otherwise only if Executive obtains a consent to do so from a majority of the Board.

        4.2   Executive may make passive investments in publicly-traded companies involved in the business of the sales, marketing, or developing of digital telecommunications products, applications, and services, or other industries in which the Company operates, provided any such investment does not exceed a five (5%) equity interest, unless Executive obtains a consent to acquire an equity interest exceeding five percent (5%) by a vote of a majority of the Board.

        4.3   Except as provided in Sections 4.1 and 4.2 hereof, the Executive may not participate in the business of the sales, marketing, or developing of digital telecommunications products, software, applications, and services, or other areas of business in which the Company is engaged during the term of this Agreement except through and on behalf of the Company.

        4.4   For a period of two (2) years after the termination or expiration of this Agreement, the Executive shall not own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in the type of business conducted by the Employer at the time this Agreement terminates. In the event of the Executive's actual or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and injunction restraining the Executive from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. If this Agreement is terminated by Executive for any reason enumerated under Section 5.1.1 or by Employer for any reason enumerated under Section 5.1.5, then this Section 4.4 shall terminate upon termination of the Agreement and the two year period referred to in the first sentence will not apply.

        4.5.    Confidential Information.

          1.     Executive recognizes and acknowledges that the information, business, list of the Employer's customers or prospective customers and any other trade secret or other secret or confidential information relating to Employer's business as may exist from time to time are valuable, special and unique assets of Employer's business. Therefore, Executive agrees as follows:

            (1)   That Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information concerning the Company's business, software, technology, customer lists, or any other secret or confidential matter relating to any aspect of the Employer's business, except as such disclosure or use may be required in connection with Executive's work for the Employer.

            (2)   That upon request or at the time of leaving the employ of the Employer the Executive will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer's business.

            (3)   That the Board of Directors of Employer may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

          2.     In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 4.5, the Employer shall be entitled to an injunction (i) restraining the Executive from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that Executive deliver to Employer all information, documents, notes, memoranda and any and all other material as described above upon Executive's leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

        4.6   Executive agrees that any and all inventions, discoveries, improvements, creations and/or other information, whether patentable or unpatentable and whether or not confidential ("work(s)") which Executive has conceived or made, or may conceive or make, in any way directly and indirectly, solely and/or jointly, by Executive in any way related to the business of the Company shall be deemed a "work made for hire" as that term is used in Title 17 of the United States Code and shall be the sole and exclusive property of the Employer. The Company shall be owner of all such work and deemed the author of such work with the full right to apply for a patent, trademark or copyright in such work in the United States and all foreign countries. Executive shall execute any and all documents requested by the Company to effect the foregoing. Executive hereby grants, bargains, sells and assigns all right, title and interest in any pre-existing copyrighted and/or proprietary work relating to the business of the Company. To the extent that work product of any work done by Executive is not deemed to be "work made for hire," Executive hereby assigns all proprietary rights, including patent and copyright, in these works to Employer without further compensation. Executive further agrees to: (1) disclose promptly to Employer all such work which Executive has made or may make solely, jointly or commonly with others; (2) assign all work to Employer; and (3) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in its sole discretion in order to enable Employer, at its expense, to apply for, prosecute and obtain copyrights, patents, trademarks or other proprietary rights in the Untied States and foreign countries and in order to transfer to Employer all right, title and interest in said work.

ARTICLE 5
TERMINATION OF EMPLOYMENT

        5.1    Termination.    The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          1.    By Executive.    Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive by written notice to Employer:

            (1)   if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets; or

            (2)   the sale by Employer of substantially all of its assets; or

            (3)   a decision by Employer to terminate its business and liquidate its assets; or

            (4)   a material change in Executive's duties without the consent of Executive.

          2.    Death.    This Agreement shall terminate upon the death of Executive.

          3.    Disability.    The Employer may terminate this Agreement upon the permanent disability of the Executive. Executive shall be considered permanently disabled if: (1) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Executive; or (2) if no such policy is in effect, he is incapacitated to such an extent that he is unable to perform for a six month period substantially all of the duties for Employer that he performed prior to such incapacitation.

          4.    By Employer For Cause.    The Employer may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Employer shall have "Cause" to terminate the Executive's employment hereunder upon the following: (1) the continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Employer; or (2) misconduct by the Executive which is materially injurious to the Employer, monetarily or otherwise; or (3) the willful violation by the Executive of the provisions of this Agreement.

          5.    By Employer Without Cause.    Upon the occurrence of any of the following events, this Agreement may be terminated by the Employer by written notice to Executive:

            (1)   if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets; or

            (2)   For any reason deemed material by Employer.

        5.2    Notice of Termination.    Any termination of the Executive's employment by the Employer or by the Executive (other than termination pursuant to subsection 5.1.2 above) shall be communicated by written Notice of Termination to the other party.

        5.3    Date of Termination.    "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated for Cause, the date on which a Notice of Termination is received by the Executive; and (iii) if the Executive's employment is terminated for any other reason, the date specified in a Notice of Termination by Employer or Executive, which date shall be no less than 30 days following the date on which Notice of Termination is given.

        5.4    Compensation Upon Termination.

          1.     Following termination of this Agreement pursuant to Section 5.1.1 or 5.1.5(2), the Executive shall be entitled to compensation for 3 months (i.e., 90 days) from the Date of Termination.

          2.     Following the termination of this Agreement pursuant to Sections 5.1.4 and 5.1.5(1), the Executive shall be entitled to compensation only through the Date of Termination.

          3.     Following the termination of this Agreement pursuant to Section 5.1.2, Employer shall pay to Executive's estate the compensation which would otherwise be payable to Executive to the end of the month in which his death occurs. This payment shall be in addition to life insurance benefits, if any, paid to Executive's estate under policies for which the Employer pays all premiums and Executive's estate is the beneficiary; provided first that any outstanding loans due Employer by Executive are paid in full.

          4.     In the event of permanent disability of the Executive as described in Section 5.1.3, if Employer elects to terminate this Agreement, Executive shall be entitled to receive compensation and benefits through the Date of Termination; any such payment, however, shall be reduced by disability insurance benefits, if any, paid to Executive under policies (other than group policies) for which Employer pays all premiums and Executive is the beneficiary.

        5.5    Remedies.    Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Executive may be entitled, either at law, in equity, or under this Agreement.

ARTICLE 6
GENERAL PROVISIONS

        6.1    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

        6.2    Arbitration.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado, in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

        6.3    Entire Agreement.    This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

        6.4    Successors and Assigns.    This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

        6.5    Notices.    For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	David J. Bauch 16004 Stonebriar Drive Parker, CO 80134
If to Employer:	Hyperspace Communications, Inc. 8480 East Orchard Road, Suite 6600 Greenwood Village, CO 80111 Attention: Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.6    Reformation; Severability.    It is the intent of Employer and Executive that the provisions of this Agreement, including Article 4, be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought, and the parties hereto prospectively consent to the reformation of the terms of Article 4 by any court of competent jurisdiction to achieve the enforcement of the terms of Article 4 to the fullest and broadest extent permissible in terms of duration, geographic scope, and limitation on competition. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction, then as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall not affect any other provision in this Agreement and the remainder of such provision and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. Provided however, should the duration, geographical extent of, or business activity constrained by any limitation or restriction set forth in this Agreement be in excess of that which is valid and enforceable under applicable law, then such limitation or restriction shall be construed to cover only the maximum duration or extent, or those activities which may be lawfully, validly and enforceably limited or restricted by this Agreement under applicable law

        6.7    Section Headings.    The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

        6.8    Survival of Obligations.    Termination of this Agreement for any reason shall not relieve Employer or Executive of any obligation accruing or arising prior to such termination.

        6.9    Amendments.    This Agreement may be amended only by written agreement of both Employer and Executive.

        6.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        6.11    Fees and Costs.    If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall recover from the non-prevailing party such prevailing party's reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which the prevailing party may be entitled or awarded.

        6.12    Amendment of Last Sentence of Executive Agreement Addendum.    The last sentence of the Executive Agreement Addendum attached to the Previous Agreement is hereby deleted in its entirety and replaced with the following:

  Products developed for HyperSpace Communications, Inc. will be those related to application acceleration.

  [Signature Page Follows]

        IN WITNESS WHEREOF, Employer and Employee enter into this Executive Employment Agreement effective as of the date first set forth above.

"EMPLOYER"
HYPERSPACE COMMUNICATIONS, INC.
By:
Name:
Title:
"EXECUTIVE"
David J. Bauch

Exhibit A

Vice President of Engineering

Management of technical resources to achieve the Company's goals of:

  (1)
  efficiently producing stable, functional, compatible and high-performing software products;

  (2)
  achieving efficient operations through creative use of technology;

Design, implementation and monitoring of test systems necessary to achieve the above.

Determination of product requirements form various methods of product research, including, but not limited to, customer interaction and pro-active "what if" research.

Documentation of product requirements determined from product research.

Theory validation relating to implementations of proposed modifications necessary to achieve fulfillment of product requirements.

Contemplation of implementation characteristics with regard to efficiency of product maintenance.

Exhibit B

[Grant Agreement; Notice of Grant]

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  Exhibit 10.6
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
ARTICLE 1 TERM OF EMPLOYMENT
ARTICLE 2 DUTIES OF THE EXECUTIVE
ARTICLE 3 COMPENSATION OF THE EXECUTIVE
ARTICLE 4 NON-COMPETITION; CONFIDENTIALITY; WORK FOR HIRE
ARTICLE 5 TERMINATION OF EMPLOYMENT
ARTICLE 6 GENERAL PROVISIONS
Exhibit A
Exhibit B [Grant Agreement; Notice of Grant]